TRANSWORLD HOME HEALTHCARE, INC.
                                11 Skyline Drive
                            Hawthorne, New York 10532

                                                November 13, 1996

Health Management, Inc.
and the other Loan Parties
under and as defined in the
Credit Agreement referred to below
1371-A Abbott Court
Buffalo Grove, Illinois 60089
Attention:  Mr. Paul Jurewicz

               Re: HMI Senior Credit Facility

Ladies and Gentlemen:

            Reference is made to (a) the Credit Agreement dated as of March 31, 1995 (as heretofore, herein or hereafter amended, restated, supplemented or otherwise modified, the "Credit Agreement") among Health Management, Inc. ("HMI"), Home Care Management, Inc., HMI Illinois, Inc., HMI Pennsylvania, Inc., the Guarantors named therein, the Lenders named therein and The Chase Manhattan Bank (formerly known as Chemical Bank), as Agent; (b) the agreement dated July 26, 1996 (the "First Forbearance Agreement") among The Chase Manhattan Bank, individually and as Agent, European American Bank and the Loan Parties; (c) the agreement dated October 18, 1996 (the "Second Forbearance Agreement") among The Chase Manhattan Bank, individually and as Agent, European American Bank and the Loan Parties; and (d) the Credit Agreement dated as of July 31, 1996 (as amended, restated, supplemented or otherwise modified, the "BT Credit Agreement") among Transworld Home HealthCare, Inc., various lenders (the "NL Lenders") and Bankers Trust Company as agent (the "NL Agent").

            On the date hereof, The Chase Manhattan Bank (individually and as Agent) ("Chase"), European American Bank ("EAB") and Transworld Home Healthcare, Inc. (the "New Lender") have entered into Purchase and Sale Agreements (collectively, the "Purchase and Sale Agreements") whereby, inter alia, the New Lender has purchased the Assigned Rights (as defined in the Purchase and Sale Agreements) of the Agent and the Lenders under the Loan Documents. Also on the date hereof, Transworld Home HealthCare, Inc., IMH Acquisition Corp. and Health Management, Inc., have executed and delivered an Agreement and Plan of Merger, (the "Merger Agreement").

            Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement, the First Forbearance Agreement and the Purchase and Sale Agreements, as applicable. To the extent there is any inconsistencies in the definitions, the priority of the agreements (and definitions set forth therein) shall be: the First Forbearance

Agreement, the Second Forbearance Agreement, the Credit Agreement and the Purchase and Sale Agreement.

            1. Consent to Purchase and Sale Agreements

            The Loan Parties hereby consent and agree to the transactions contemplated by the Purchase and Sale Agreements, including, without limitation, by waiving any requirement of section 11.03(c) of the Credit Agreement with respect thereto. The Loan Parties acknowledge in favor of the New Lender that the New Lender (i) has acquired the Assigned Rights of the Agent and the Lenders under the Credit Agreement, the Security Documents and the other Loan Documents and (ii) hereafter will be authorized to take such actions and exercise such powers under the Credit Agreement, the Security Documents and the other Loan Documents as are granted or delegated to, or required of, the Agent and the Lenders together with such powers as are reasonably incidental thereto.

            2. Forbearance

            You have requested that the New Lender agree to extend the First Forbearance Period and forbear from exercising any of its legal, contractual or equitable rights or remedies in respect of any of the Existing Events of Default (as set forth in the First Forbearance Agreement and/or the Second Forbearance Agreement) or any other Defaults or Events of Default under the Credit Agreement, the First Forbearance Agreement or the Second Forbearance Agreement during the period commencing on the date hereof through December 12, 1996 (the "Additional Forbearance Period"). Subject to the agreement of the Loan Parties to the terms and conditions set forth herein as evidenced by their signature below, the New Lender agrees to forbear during the Additional Forbearance Period from exercising any of its legal, contractual or equitable rights or remedies in respect of any of the Existing Events of Default or any other currently existing Defaults or Events of Default under the Credit Agreement, the First Forbearance Agreement or the Second Forbearance Agreement.

            3. Additional Revolving Credit Loans

            Pursuant to Section 5.01 of the Credit Agreement, the obligation of the New Lender to make Loans and to issue or cause to be issued Letters of Credit is subject to, inter alia, the conditions precedent that (i) no Event of Default shall have occurred and be continuing and (ii) no material adverse change in the business, assets, operations or financial condition of any Borrower or any of its subsidiaries shall have occurred since April 30, 1994. You acknowledge that you have not satisfied all applicable conditions precedent set forth in Section 5.01 of the Credit Agreement by virtue of, inter alia, the occurrence of such a material adverse change and the continuance of the Existing Events of Default, and you further acknowledge that you have not complied with all of the representations, warranties, terms, covenants and conditions contained in the First Forbearance Agreement and the Second Forbearance Agreement. Notwithstanding the foregoing, you have requested that the New Lender make additional Revolving Credit Loans to the Borrowers up to a maximum aggregate amount equal to $3,000,000.

            Notwithstanding the failure to satisfy the conditions precedent set forth in Section 5.01 of the Credit Agreement and all of the representations, warranties, terms, covenants and conditions contained in the First Forbearance Agreement, the New Lender is willing, subject to its continuing


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

sole and absolute discretion, to make additional Revolving Credit Loans to the Borrowers up to an aggregate amount of $3,000,000 from time to time in accordance with the foregoing request, subject, however, without limiting the New Lender's sole and absolute discretion as aforesaid, to (i) satisfaction of all other applicable conditions precedent set forth in Section 5.01 of the Credit Agreement with respect to each such Revolving Credit Loan and (ii) the agreement of the Loan Parties, evidenced by their signature below, (1) to the terms and conditions hereof, (2) that the proceeds of any such Revolving Credit Loan shall be used solely and exclusively for the proper operation of the Borrowers' businesses under their present circumstances in the ordinary course, including, without limitation, the payment of professional fees and expenses incurred in connection with the transactions contemplated in this Agreement and the Merger Agreement, and all other agreements between the New Lender and the Loan Parties contemplated to be executed and delivered simultaneously therewith, and (3) that each such Revolving Credit Loan shall be and shall remain an Alternate Base Loan. Nothing herein shall constitute or be deemed to constitute a waiver of any conditions precedent set forth in Section 5.01 of the Credit Agreement, the First Forbearance Agreement or the Second Forbearance Agreement with respect to any Credit Event.

            Notwithstanding (i) that the New Lender may, subject to its continuing sole and absolute discretion, make Revolving Credit Loans in accordance with the foregoing terms and conditions, and (ii) anything to the contrary in any other agreement, you agree and acknowledge that the Total Commitment and the obligations of the New Lender to issue or cause to be issued Letters of Credit has terminated and has not been renewed or reinstated by this agreement or by any act or failure to act by the New Lender.

            The willingness of the New Lender to make Revolving Credit Loans to the Borrowers from time to time as provided above is subject to, inter alia, the Borrowers' reaffirmation of certain of their obligations under the First Forbearance Agreement and the Second Forbearance Agreement for the benefit of the New Lender, and their agreement to certain other terms and conditions, as follows:


                  (a) The Loan Parties shall provide to the New Lender no later than the 15th day following the end of each month hereafter a report in form, scope and substance satisfactory to the New Lender indicating that HMI's Consolidated gross sales revenues for each such month exceeded $12,000,000 for each month covered by this Agreement, each such report to be certified as true and correct by your chief financial or chief operating officer.

                  (b) The Loan Parties shall provide to the New Lender no later than the 15th day following the end of each month hereafter a report in form, scope and substance satisfactory to the New Lender indicating that the aggregate dollar amount of all accounts receivable of HMI and its Consolidated subsidiaries that were outstanding as of the last day of such month for 120 days or less exceeded $22,500,000.

                  (c) The Loan Parties shall provide to the New Lender no later than the 10th day following the end of each calendar week hereafter a "flash" report providing information substantially similar in form and scope to the four-page summary report contained in the "flash reports" which in the past were prepared by Ernst & Young, LLP, with respect to HMI and its subsidiaries, which "flash reports" shall be certified


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

            as true and correct by your chief financial or chief operating officer, provided, however, that the Loan Parties shall provide to the New Lender upon its request the documentation supporting such report.

                  (d) The Loan Parties shall provide to the New Lender such
            other and further financial and operational information and reports, and satisfy such other and further financial requirements, as to which the New Lender is or may be subject, or is required or may be requested to deliver, pursuant to the BT Credit Agreement or the requirements of the board of directors of the New Lender, in form, scope and substance, and in compliance with applicable timing requirements with respect thereto, as set forth in the BT Credit Agreement or necessary for compliance with the requirements of the New Lender, in all cases in form, scope and substance satisfactory to the New Lender and, if requested, prepared as if the fiscal year of the Loan Parties ended on October 31.

                  (e) The Loan Parties shall execute, acknowledge, deliver and cause to be duly filed all such instruments and other documents, and shall take all such actions, as the New Lender may from time to time request to assure the validity, enforceability, attachment, perfection and first priority of the New Lender's Liens in the Collateral including, without limitation, as required in or permitted by the Security Documents.

                  (f) All other (i) obligations or actions required of the Loan
            Parties under the Credit Agreement or the Loan Documents including, without limitation, those set forth in Articles VI and VII of the Credit Agreement, or (ii) non-payment obligations or actions (to the extent applicable and practicable) of the Borrower under the BT Credit Agreement or the Credit Documents (as defined in the BT Credit Agreement, including, without limitation, those set forth in Sections 8 and 9 of the BT Credit Agreement, shall be performed by the Loan Parties for the benefit of the New Lender. Without limiting the generality of the foregoing, the Loan Parties shall provide to the New Lender, to the NL Agent and the NL Lenders all documents, reports, filings and information heretofore required to be provided to the Agent and/or the Lenders under the Credit Agreement or the Loan Documents, or to be provided to the NL Agent and/or the NL Lenders under the BT Credit Agreement or the Credit Documents (to the extent applicable and practicable), in each case in form, scope and substance satisfactory to the New Lender and the NL Agent.

                  (g) Notwithstanding anything to the contrary contained in
            Section 2.09(c) of the Credit Agreement, unless the New Lender, in its sole and absolute discretion, otherwise consents in writing, the net proceeds of any issuance of any debt or equity securities of HMI or its subsidiaries shall be applied to reduce the Obligations until all Obligations have been repaid in full.

                  (h) Notwithstanding anything to the contrary contained in the
            Credit Agreement, Section 2.05(a) of the Credit Agreement is hereby deleted in its entirety and replaced, amended and restated as follows:

                         (a) Subject to the provisions of
                         Section 2.05(c) and Section 2.08
                         hereof, each Alternate Base Loan shall


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

                         bear interest at a rate per annum equal
                         to the Applicable Margin plus the Base
                         Rate (the two preceding capitalized
                         terms, as defined in the BT Credit
                         Agreement) in effect from time to
                         time, plus .50%.

                  (i) Section 11.01(b) of the Credit Agreement is hereby amended such that notices, consents and other communications provided for in the Credit Agreement or the Loan Documents, if to the Agent, shall be delivered, mailed or telecopied (with receipt confirmed) to Transworld Home Healthcare, Inc., 75 Terminal Avenue, Clark, New Jersey 07066, Attn: Mr. Wayne A. Palladino, with a copy to Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036, Attn: Bruce L. Lieb, Esq., and to Bankers Trust Company, One Bankers Trust Plaza, New York, New York 10006, Attn: Patricia Hogan.

                  (j) Notwithstanding anything to the contrary contained in the
            Credit Agreement, a "Change of Control" with respect to the Credit Agreement shall be deemed to have occurred if (i) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall acquire, directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of HMI or
            (ii) HMI shall cease to own 100% of all classes of stock of each other Borrower.

            4. Miscellaneous

            Except to the extent otherwise expressly set forth in the Merger Agreement (including the disclosure schedules attached hereto), each of the Loan Parties reaffirms and restates for the benefit of the New Lender the representations and warranties set forth in Article IV of the Credit Agreement and section 7 of the Security Agreement and all such representations and warranties are true and correct in all material respects on the date hereof with the same force and effect as if made on such date (except to the extent that they relate expressly to an earlier date in which case they were true and correct as of such date). In addition, each of the Loan Parties represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the New Lender that:

                  (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this agreement and the transactions contemplated hereby (including, without limitation, those contemplated in the Purchase and Sale Agreements) and has taken or caused to be taken all necessary actions to authorize the execution, delivery and performance of this agreement and the transactions contemplated hereby;

                  (b) no consent of any other person (including, without
            limitation, shareholders or creditors of any Loan Party) and no action of or filing with any governmental or public body or authority is required to be maintained by any Loan Party to authorize, or is otherwise required in connection with the execution, delivery


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

            and performance of this agreement or the consummation of the transactions contemplated hereby;

                  (c) this agreement has been duly executed and delivered by or on behalf of it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms;

                  (d) the execution, delivery and performance of this agreement will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality applicable to it, or conflict with, or result in the breach of, or constitute a default under any contractual obligations of the Loan Parties; and

                  (e) as of the date hereof there exists no Default or Event of
            Default other than the Existing Events of Default.

            Each of the Loan Parties confirms in favor of the New Lender that as of the date hereof (i) it has no defense, offset, claim, counterclaim or recoupment, whether with respect to any of its Obligations under the Credit Agreement (including, without limitation, the payment when due of all principal, interest, fees and other Obligations), any Note, any other Loan Document or otherwise; (ii) the aggregate outstanding principal amount of the Obligations to Chase under the Seller's Revolving Credit Loans, Seller's Term Loan and Seller's Letters of Credit as of the date hereof is $24,181,095.19 (the "Chase Principal Amount"), the aggregate amount of all accrued and unpaid interest on the Chase Principal Amount (together with all fees payable to Chase under or pursuant to the Loan Documents) as of the date hereof is $68,926.44, the aggregate amount of all out-of-pocket expenses reimbursable by the Loan Parties to Chase under or pursuant to the Loan Documents approximately equals $112,500, the aggregate outstanding principal amount of the Obligations to EAB under the Seller's Revolving Credit Loans, Seller's Term Loan and Seller's Letters of Credit as of the date hereof is $4,168,904.76 (the "EAB Principal Amount"), and the aggregate amount of all accrued and unpaid interest on the EAB Principal Amount (together with all fees payable to EAB under or pursuant to the Loan Documents) as of the date hereof is $12,858.35; (iii) the Obligations are secured by the Collateral described in the Security Documents and the New Lender has a valid, perfected, enforceable and non-avoidable first priority Lien on and security interest in the Collateral; (iv) no claims or causes of action exist in favor of the Loan Parties against the Agent, the Lenders or the New Lender, including, without limitation, claims or causes of action (1) under principles of lender liability,
(2) that would enable the Loan Parties to equitably subordinate any of the Obligations under the Credit Agreement owing to the New Lender to the claims of other creditors or interests of equity security holders of the Loan Parties, (3) that would give rise to any avoidance or recovery actions against the New Lender under sections 542, 544, 545, 547, 548, 549, 550, 551 and 553 of 11 U.S.C.
ss.ss. 101 et seq. ("the Bankruptcy Code"), (4) that any of the Agent, the Lenders or the New Lender is an insider of the Loan Parties as defined in section 101(31) of the Bankruptcy Code; or (5) under any other principle or theory whether similar or dissimilar to the foregoing; and, if any such claims and causes of action exist as of the date hereof, all such claims and causes of action are hereby waived and released by each of the Loan Parties. Notwithstanding the foregoing, the Loan Parties hereby waive and release any claim or cause of action against the Agent, the Lenders or the New Lender described in this paragraph that exists or could be asserted as of the date hereof.

            This agreement constitutes a Loan Document and a default by the Loan Parties with respect to any of their obligations hereunder (which are joint and several), including, without limitation, under any covenant contained herein, shall constitute an immediate Event of Default.


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

            Each Guarantor confirms that the principal and interest of the Revolving Credit Loan described herein, if and when made, shall constitute Obligations guaranteed by it pursuant to Article XIII of the Credit Agreement, and each Grantor confirms that the principal and interest of such Revolving Credit Loan shall constitute Obligations secured by all Collateral pledged by such Grantor pursuant to each Loan Document to which it is a party.

            The Credit Agreement and each of the other Loan Documents is hereby ratified and confirmed in all respects and all of the representations, warranties, terms, covenants and conditions of the Credit Agreement and each of the other Loan Documents, and all obligations of the Loan Parties thereunder, shall remain unamended, unwaived and in effect in accordance with their respective terms. Each of the Loan Parties hereby acknowledges and agrees that any willingness of the New Lender to make Revolving Credit Loans under section above shall be subject to the continuing sole and absolute discretion of the New Lender and shall not be deemed to constitute an amendment to, or waiver or modification of, any term or provision of any Loan Document or any other document or instrument referred to herein or therein.

            The New Lender's willingness, subject to its continuing sole and absolute discretion, to make Revolving Credit Loans in accordance with this agreement does not, and shall not, create (nor shall the Borrowers rely upon the existence of or claim or assert that there exists) any obligation of the New Lender to consider or agree to any amendment to or waiver or modification of any term or provision of any Loan Document or any other document or instrument referred to herein or therein. In the event that the New Lender subsequently agrees to consider any such amendment, waiver or modification, neither the New Lender's willingness, subject to its continuing sole and absolute discretion, to make Revolving Credit Loans as set forth herein, nor anything else contained in this agreement nor any other conduct of the New Lender, shall be of any force or effect on the New Lender's consideration or decision with respect to any such requested amendment, waiver or modification, and the New Lender shall have no obligation whatsoever to consider or agree to any amendment to or waiver or modification of any Loan Document or any other document referred to herein or therein or waive or forbear with respect to any Default or Event of Default.

            The New Lender reserves all legal, contractual and equitable rights and remedies available to it as a result of any past, present or future Default or Event of Default.

            This agreement shall be governed by the laws of the State of New York (other than the conflicts of law principles thereof). This agreement may be executed in counterparts and shall become effective upon the New Lender's receipt of copies hereof (which may include facsimile copies) executed by the New Lender and acknowledged and agreed to by each Loan Party.

                                 [End of Text]


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

                                    Very truly yours,

                                    TRANSWORLD HOME HEALTHCARE, INC.,
                                    as New Lender


                                    By: /s/ Wayne Palladino
                                        -------------------------------
                                    Name:  Wayne Palladino
                                    Title: Chief Financial Officer
                                           Senior Vice President

ACCEPTED AND AGREED:


HEALTH MANAGEMENT, INC.
HOME CARE MANAGEMENT, INC.
HMI ILLINOIS, INC.
HMI PENNSYLVANIA, INC.
HEALTH REIMBURSEMENT CORPORATION
HMI RETAIL CORP., INC.
HMI PMA, INC.
HMI MARYLAND, INC.


By: Paul S. Jurewicz
    ---------------------------
Name:  Paul S. Jurewicz
Title: CFO


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